Exhibit 99.2

FOR IMMEDIATE RELEASE: 12/15/2011	For more information, please contact: Joy Randels +1.941.357.2855 jrandels@isc8.com

ISC8 SECURES $5 MILLION CREDIT FACILITY

COSTA MESA, CALIFORNIA – December 15, 2011 – ISC8 (Irvine Sensors Corporation) (OTCBB: IRSN.OB), a provider of intelligent Cybersecurity solutions and supporting technologies, announced today that it has secured a two-year, $5 million revolving credit facility, subject to various debt covenants. The firm has drawn down the entire $5 million available under the facility and has used approximately $1.9 million of those funds to pay off the remaining balance of a short-term secured promissory note, which was subject to monthly debt service and was fully due in July 2012. ISC8 expects to use some or all of the additional funds under the facility, as appropriate, for working capital purposes.

In connection with the execution of the new revolving credit facility, the Company issued a warrant to the new lender providing for the purchase of up to 15 million shares of the Company’s common stock at an exercise price of $0.11 per share. The number of shares purchasable through exercise of this warrant will be reduced by 5 million shares if the Company achieves certain operating results and revenue targets in calendar 2012.

Bill Joll, ISC8’s CEO and President, said “This new credit facility improves our current liquidity position and further supports the commercialization of our planned products. We particularly appreciate the assistance of our existing primary investors who were instrumental in the securing and structuring of this financial package.”

For more information on ISC8 and its products, visit www.ISC8.com.

About ISC8

ISC8 is actively engaged in the development and sale of intelligent Cybersecurity solutions for information technology (IT) for commercial and government environments worldwide. ISC8 provides hardware, software and cloud-based product and service offerings that enable Enterprise Threat Management. It leverages anti-tamper, 3D stacked chip assemblies, high-speed processors, and miniaturized sensors – all technologies it has developed. ISC8 (Irvine Sensors Corporation) was founded in 1974 and is headquartered in Costa Mesa, California.

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ISC8 Statement Under the Private Securities Litigation Reform Act

This press release contains information about future expectations, plans and prospects of ISC8’s management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including expectations regarding the availability and our planned use of proceeds of our new credit facility. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, ISC’s financial condition and results of operations, our capital requirements and constraints, government budgetary issues, including constraints, delays and funding priorities; our ability to complete, manufacture, market and gain broad acceptance for our technologies and products, competitive forces, changes in ISC8’s technologies or products incorporating such technologies, failure of customers to adopt, or delays in their adoption of, ISC8 products or technologies discussed above, and the general economic, market and political conditions and specific conditions that may impact our operations, most of which are beyond ISC8’s control, as well as those risk factors discussed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC. These forward-looking statements speak as of the date of this release, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.